Amerigo Energy's Wholly Owned Subsidiary Quest Solution Named to Motorola Solutions' Empower Circle

Award recognizes Platinum Partner for outstanding performance

HENDERSON, Nev. May 13, 2014 (GLOBE NEWSWIRE) -- via PRWEB -- Amerigo Energy, Inc. "The Company" (OTCBB: AGOE), announced its wholly owned subsidiary  Quest Solution has been named a Motorola Solutions’ Empower Circle Winner for 2013. This prestigious honor recognizes select Motorola channel partners and distributors for outstanding performance.

KEY FACTS

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A Motorola Solutions’ Platinum Partner since 2011, Quest Solution was one of only 100 companies around the globe selected for Empower Circle recognition.

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Empower Circle honorees successfully achieved a key performance benchmark in 2013, such as the highest percentage revenue growth over plan, the greatest year-over-year revenue growth or the highest percentage growth within a peer group.

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Winners also were recognized for their Customer Excellence performance and focus on expansion products and/or vertical markets.

According to Mark Kroh, Vice President of North America Channels, Motorola Solutions, “Motorola Solutions’ Empower Circle awards recognize our best channel partners in 2013 for their dedication and performance. Their ability to focus on selling solutions, penetrate emerging verticals and drive our expansion portfolio has contributed to their success in being a trusted advisor with our mutual customers.”

George Zicman, Vice President of Sales for Quest Solution added, “Quest Solution is proud to be the recipient of this prestigious award. We will continue our commitment to excellence by delivering the best in innovative end-to-end solutions. We are looking towards a rewarding future with planned expansions in wireless, RFID and voice solutions. We highly value our relationship with Motorola Solutions and look forward to our future combined success.”

More information on Motorola Solutions’ Partner Empower Program can be found at http://www.motorolasolutions.com/partner

Quest is a leading provider in the technology, software, and mobile data collection systems business.  For more information www.QuestSolution.com

About the Company.

Amerigo Energy, Inc. has historically derived our revenues from various sources.  Our strategy has developed into leveraging management's relationships in the business world for investments for the Company.  The Company intends on continuing with its acquisition and holding strategy of existing companies with revenues and positive cash flow.

Through its wholly owned subsidiary, Quest Solution is a leading provider in the technology, software, and mobile data collection systems business.

Quest Solution is a national mobility systems integrator with a focus on design, delivery, deployment and support of fully integrated mobile solutions.  The Company takes a consultative approach by offering end to end solutions that include hardware, software, communications and full lifecycle management services. The highly tenured team of professionals simplifies the integration process and delivers proven problem solving solutions backed by numerous customer references.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward- looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential," or "continue," or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The company has no obligation to update these forward-looking statements.

For more information please contact:

Jason Griffith

702-399-9777